UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 15/A

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Explanatory Note

The Form 15 filed with the Securities and Exchange Commission on March 27, 2006, was filed in error. This Amendment to Form 15 on Form 15/A, acknowledges such error.

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CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 001-12818

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SURETY CAPITAL CORPORATION
(Exact name of small business issuer as specified in its charter)
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[POST OFFICE BOX 1778, FORT WORTH, TEXAS 76101 (817) 850-9800]

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $0.01 par value
Preferred Stock, $0.01 par value
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(Title of each class of securities covered by this Form)

None

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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)	Rule 12h-3(b)(1)(i)
Rule 12g-4(a)(1)(ii)	Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)	Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)	Rule 12h-3(b)(2)(ii)
Rule 15d-6

Approximate number of holders of record as of the certification or notice date: N/A

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Explanatory Note

The Form 15 filed with the Securities and Exchange Commission on March 27, 2006, was filed in error. This Amendment to Form 15 on Form 15/A, acknowledges such error.

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Pursuant to the requirements of the Securities Exchange Act of 1934, Surety Capital Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: May 24, 2006	By:	/s/ Richard Abrams
Name:Richard Abrams, Chairman Title: Chairman, Chief Executive Officer